Exhibit 21.1

SUBSIDIARIES OF LUMOS PHARMA, INC.

Subsidiary	Jurisdiction of Incorporation

NewLink International	Cayman Islands
BlueLink Pharmaceuticals, Inc	Delaware
BioProtection Systems Corporation	Delaware
Lumos Pharma Sub, Inc.	Delaware